Exhibit 10.2

GUARANTY

May Properties, LLC, a Texas limited liability company, hereinafter referred to as “Landlord” and SG Echo, LLC, a Delaware limited liability company, hereinafter referred to as “Tenant”, entered into a Lease dated October 28, 2021 (the “Lease”), relating to certain real property located at 101 Waldron Road, Durant, Oklahoma (the “Property”). Tenant is an affiliate of SG Blocks, Inc., a Delaware corporation, hereinafter referred to as “Guarantor”.

NOW THEREFORE, for and in consideration of the execution of the Lease by Landlord and as a material inducement to Landlord to execute the Lease, Guarantor hereby jointly, severally, unconditionally and irrevocably guarantees the prompt payment by Tenant of all sums payable by Tenant under the Lease and the faithful and prompt performance by Tenant of each and every one of the terms, conditions and covenants of the Lease to be kept and performed by Tenant as such are defined in the Lease. The reduction of or limitation on any liabilities of Tenant under the Lease pursuant to any federal or state bankruptcy or insolvency proceeding shall not cause a reduction in or otherwise affect the liabilities or obligations of Guarantor under this Guaranty.

It is specifically agreed and understood that so long as the Tenant under the Lease is an affiliate of Guarantor, the terms of the Lease may be altered, affected, modified or changed by agreement between the Tenant and Landlord without consent or notice to Guarantor and that this Guaranty shall thereupon and thereafter guarantee the performance of the Lease as so changed, modified, altered or assigned. Notwithstanding anything to the contrary contained herein, upon Tenant’s satisfactory completion of the Tenant Work, as that term is defined in the Lease, Landlord will release this Guaranty and it shall terminate and be of no further legal force or effect.

No notice of default need be given to Guarantor, it being specifically agreed and understood that the guarantee of the undersigned is a continuing guarantee under which Landlord may proceed forthwith and immediately against Tenant or against Guarantor following any breach or default by Tenant or for the enforcement of any rights that Landlord may have as against Tenant pursuant to or under the terms of the Lease or at law or in equity.

Landlord shall have the right to proceed against Guarantor hereunder following any default by Tenant without first proceeding against Tenant and without previous notice to or demand upon either Tenant or Guarantor.

Guarantor hereby waives (a) notice of acceptance of this Guaranty, (b) demand of payment, presentation and protest, and (c) any right to require Landlord to proceed against Tenant or any other Guarantor or any other person or entity liable to Tenant.

This Guaranty, all acts and transactions hereunder and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Oklahoma. All actions or proceedings arising directly or indirectly hereunder will be litigated in courts having situs within the State of Oklahoma, and Guarantor hereby expressly consents to the jurisdiction of any such local, state or federal court, and consents that any service of process in such action or proceeding may be made by personal service upon Guarantor wherever Guarantor may then be located, or by certified or registered mail directed to Guarantor at 195 Montague Street, 14th Floor, Brooklyn New York, NY. (CONTINUED ON FOLLOWING PAGE)

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of this 28 day of October, 2021.

SG BLOCKS, INC., a Delaware corporation

By:	/s/ Paul M. Galvin